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                      June 16, 2020

       Serkan Okandan
       Chief Financial Officer
       VEON Ltd.
       Claude Debussylaan 88
       1082 MD, Amsterdam
       the Netherlands

                                                        Re: VEON Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 13,
2020
                                                            File No. 001-34694

       Dear Mr. Okandan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Joel Trotter